UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2007

VERISIGN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-23593	94-3221585
(Commission File Number)	(IRS Employer Identification No.)

487 East Middlefield Road, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

(650) 961-7500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 29, 2007, VeriSign, Inc. (“VeriSign”) and Fox Entertainment (“Fox”), a subsidiary of News Corporation, and various subsidiaries of VeriSign and Fox, entered into a formation agreement under which VeriSign contributed its Jamba “business to consumer” business and Fox contributed its Fox Mobile Entertainment assets to two joint ventures to provide mobile entertainment to consumers on a global basis. One of the joint ventures is based in the Netherlands, and the other is based in the United States. Under the formation agreement, Fox paid VeriSign approximately $187.5 million in cash. Each party made a variety of customary representations and warranties regarding the assets contributed to the joint venture and agreed to indemnify the joint ventures for a breach of these representations and warranties, subject to limitations. These representations and warranties will survive for a period of 18 months, subject to certain exceptions.

VeriSign and Fox also entered into a joint venture agreement on January 31, 2007. Under the agreement, Fox (through a subsidiary) will own a 51 percent interest in the joint venture, Netherlands Mobile Holdings, C.V., and VeriSign (through a subsidiary) will own a 49 percent interest in the joint venture. The parties entered into a substantially similar joint venture agreement with respect to the U.S. based mobile entertainment business; however, that agreement is not currently considered a material agreement for VeriSign. Fox is entitled to appoint four of the seven members of the board of managers of the joint venture, and VeriSign is entitled to appoint the remaining three members. The parties also agreed to make capital contributions to the joint venture to fund the operations of venture, subject to certain conditions. VeriSign is not required to contribute more than $49 million to this joint venture and the separate U.S. joint venture. Fox may purchase the remaining interest of VeriSign in the joint venture (and the U.S.-based joint venture) or VeriSign can require Fox to purchase VeriSign’s remaining interest in the joint venture (and the U.S.-based joint venture) at varying amounts of consideration at specified times over the course of a five year period, including upon a change in control of VeriSign. The price for these options is pre-determined, except that in the case of certain call rights of Fox, the purchase price will be the greater of the pre-determined amount or the fair market value of VeriSign’s joint venture interests.

VeriSign also agreed not to operate or engage in any direct to consumer mobile business substantially similar to the businesses currently conducted by the businesses being contributed to the joint ventures, provided, however, that VeriSign is permitted to conduct a “business to business” and certain other activities described in the agreement.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On January 5, 2007, Judy Lin, a “named executive officer” for 2006, resigned from her position as Executive Vice President and General Manager, Security Services of VeriSign, Inc. (“VeriSign”). Lin has agreed to remain as an employee of VeriSign through March 31, 2007.

(e) VeriSign has reached an agreement with Ms. Lin concerning her separation from the company that will be formally executed by the parties when she ceases to serve as an employee of VeriSign (currently anticipated to be March 31, 2007) (the “Separation Agreement”) and pursuant to which, upon termination of her employment: (i) Ms. Lin will receive $571,200 as severance that will be payable in two installments provided that Ms. Lin is in full compliance of her obligations under the Separation Agreement; (ii) Ms. Lin will receive her full target bonus for 2006 in the amount of $214,200 in March 2007 provided that Ms. Lin is in full compliance of her obligations under the Separation Agreement; (iii) Ms. Lin will receive an acceleration of vesting of twenty-five percent (25%) of her then unvested options to purchase shares of VeriSign common stock for which the exercise prices are lower than the closing price of VeriSign common stock traded on the Nasdaq Global Select Market on March 31, 2007; (iv) Ms. Lin will receive an acceleration of vesting of twenty-five percent (25%) of her then unvested restricted stock units to purchase shares of VeriSign common stock; (v) Ms. Lin will execute a release in favor of VeriSign; and (vi) Ms. Lin will be bound by a non-competition obligation, and will agree not to solicit VeriSign’s employees, consultants and employees, during one year after March 31, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: February 2, 2007	By:	/s/ Paul B. Hudson
Paul B. Hudson
Vice President, Associate General Counsel